EXHIBIT 99.1

Thursday, July 23, 2020

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Net Income for Second Quarter and First Six Months

West Point, Va., July 23, 2020—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank, today reported consolidated net income of $3.7 million, or $1.03 per share, for the second quarter of 2020, compared to $5.8 million, or $1.69 per share, for the second quarter of 2019.  The Corporation reported consolidated net income of $7.4 million for the first six months of 2020, or $2.01 per share, compared with $9.6 million, or $2.77 per share, for the first six months of 2019.  Consolidated net income for the second quarter and first six months of 2020 included provision for loan losses of approximately $3.5 million and $5.5 million, respectively, related to the effects of the COVID-19 pandemic and resulting economic disruption.  Annualized returns on average equity (ROE) for the second quarter and first six months of 2020 were 8.41 percent and 8.34 percent, respectively, compared to 15.07 percent and 12.54 percent in the same periods in 2019.  Annualized returns on average assets (ROA) for the second quarter and first six months of 2020 were 0.77 percent and 0.78 percent, respectively, compared to 1.51 percent and 1.26 percent in the same periods in 2019.

Consolidated net income for the second quarter and first six months of 2020 was affected by certain items that management does not expect to have an ongoing impact on consolidated net income, including merger related expenses incurred in connection with the Corporation’s acquisition of Peoples Bankshares, Incorporated (Peoples), which was completed on January 1, 2020, impairment charges related to branch consolidation, and a change in income tax law related to the carryback of net operating losses.  Excluding the effects of these items, adjusted net income for the second quarter and first six months of 2020 was $4.0 million, or $1.11 per share and $8.4 million, or $2.30 per share, respectively. Adjusted ROE and adjusted ROA, on an annualized basis were 9.00 percent and 0.82 percent, respectively, for the second quarter of 2020 and 9.53 percent and 0.89 percent, respectively, for the first six months of 2020. For more information about these financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.  There were no adjustments to these measures for the second quarter or first six months of 2019.

Key highlights for the second quarter and first six months of 2020 are as follows.  Comparisons are to the corresponding periods in the prior year unless otherwise stated.

●	Average loans outstanding at the community banking segment (previously referred to as the retail banking segment) increased 29.6 percent for the second quarter and 24.3 percent for the first six months, primarily due to the addition of loans acquired from Peoples and loans originated under the Paycheck Protection Program, while average loan yields declined;
●	Community banking segment interest expense was higher due to deposit growth;
●	Community banking segment operating expense was higher following the acquisition of Peoples;
●	Mortgage banking segment gains on sales of loans increased 55.8 percent for the second quarter and 62.7 percent for the first six months as originations of mortgage loans reached record highs;
●	The consumer finance segment’s annualized net charge-off ratio fell to 1.99 percent for the first six months of 2020 from 3.15 percent;
●	The consumer finance segment’s average loan yield declined due to growth in higher quality, lower-yielding loans, including marine and recreational vehicle loans;
●	Consumer finance segment interest expense decreased due to lower average rates on borrowings; and
●	Consolidated provision for loan losses included approximately $3.5 million and $5.5 million for the second quarter and first six months of 2020, respectively, related to the economic effects of the COVID-19 pandemic.

Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation, commented, “While the COVID-19 pandemic presents financial challenges and economic uncertainty, we have continued to provide excellent service to our customers, including working with customers who are affected by the pandemic.  This economic uncertainty resulted in additional provision for loan losses during the first half of 2020 and will likely lead to further provision for loan losses in the second half of the year.  We believe we are well positioned with substantial capital and liquidity to continue to support the needs of our customers that may arise during these uncertain times.”

Community Banking Segment.  C&F Bank, which comprises the community banking segment, reported net income of $68,000 for the second quarter of 2020, compared to net income of $3.1 million for the second quarter of 2019.  For the first six months of 2020, C&F Bank reported net income of $638,000, compared to $5.4 million for the first six months of 2019.  Prior to the second quarter of 2020, the community banking segment was referred to as the retail banking segment.  There have been no changes to the composition of the community banking segment.

Community banking segment net income included the effects of the following items which management does not expect to have an ongoing impact on segment income: (1) merger related expenses of $439,000 ($347,000 after income taxes) and $1.3 million ($1.0 million after income taxes) for the second quarter and first six months of 2020, respectively; (2) a write-down of assets of $281,000 ($222,000 after income taxes) for the second quarter and first six months of 2020 related to the planned consolidation of C&F Bank’s main office into a nearby branch and donation of real estate to the Town of West Point, VA; and (3) income tax benefits of $303,000 in the second quarter and first six months of 2020 arising from a change in tax law enacted in response to the COVID-19 pandemic which changed the tax rate applied to certain net operating losses of Peoples.

In addition to the effects of these items that are not expected to have an ongoing impact on segment earnings, community banking segment net income decreased for the second quarter and first six months of 2020 compared to the same periods in 2019 primarily as a result of (1) higher provision for loan losses, as the COVID-19 pandemic continues to have a disruptive economic impact in the markets that C&F Bank serves, even as many businesses have reopened, (2) higher operating expenses, including assuming certain operating costs of Peoples and investing in technology infrastructure to support continued growth; (3) lower yields on loans, securities, and interest-earning deposits with other banks; (4) higher average balances on interest-bearing deposit accounts; and (5) lower service charges on deposit accounts.  These factors were partially offset by higher average loans outstanding, which contributed to higher interest income for the first six months of 2020 compared to the same period in 2019, and higher non-interest income from debit card interchange fees and interest rate swaps offered to commercial loan customers.

Average loans increased $228.5 million or 29.6 percent for the second quarter of 2020 and $187.7 million or 24.3 percent for the first six months of 2020, compared to the same periods in 2019.  These increases included $102.8 million and $110.7 million for the second quarter and first six months of 2020, respectively, of average balances of  loans acquired in the acquisition of Peoples, and $67.8 million and $33.9 million, respectively, of average balances of loans originated under the Paycheck Protection Program of the Small Business Administration (PPP). The increase in average loans outstanding for the second quarter and first six months of 2020 compared to the same periods in 2019 excluding the acquisition of Peoples and the PPP was due primarily to growth in the commercial real estate and commercial business lending segments of the loan portfolio.  Average loan yields were lower for the second quarter and first six months of 2020 compared to the same periods in 2019 due to repricing of variable rate loans, lower average yields on new lending, including PPP loans, and lower interest income on purchased credit impaired (PCI) loans.  The recognition of interest income on PCI loans is based on management’s expectation of future payments of principal and interest. Earlier than expected repayments of certain PCI loans resulted in the recognition of additional interest income in the first six months of 2020 and 2019. Interest income recognized on PCI loans was $729,000 and $1.7 million for the second quarter and first six months of 2020, respectively, compared to $1.3 million and $1.8 million for the second quarter and first six months of 2019, respectively.

C&F Bank’s total nonperforming assets were $2.8 million at June 30, 2020, compared to $2.6 million at December 31, 2019. Nonperforming assets at June 30, 2020 included $1.7 million in nonaccrual loans, compared to $1.5 million at December 31, 2019 and included $1.1 million in other real estate owned at both June 30, 2020 and December 31, 2019.  Nonaccrual loans were comprised primarily of residential mortgages and equity lines at June 30, 2020 and December 31, 2019.  The community banking segment recorded provision for loan losses of $1.4 million and $2.4 million in the second quarter and first six months of 2020, respectively, due primarily to the COVID-19 pandemic, and we anticipate that additional increases in the allowance for loan losses may be required in future periods.  In evaluating the allowance for loan losses, the community banking segment considered its exposure to segments of the economy that we believe have been most sensitive to the impacts of the COVID-19 pandemic.  The following table presents balances of loans to borrowers in these sensitive industries at June 30, 2020, and the exposure of C&F Bank to those borrowers, which includes available credit:

	6/30/2020
Dollars in thousands	Balance	Exposure
Health care[1]	$78,305	$81,850
Apartments	77,087	95,860
Commercial real estate - retail[2]	54,833	60,710
Restaurants	11,715	16,764
Fitness centers and recreation	11,606	11,885
Hospitality	3,398	17,878
	$236,944	$284,947

________________________

1	Includes primarily loans secured by medical office buildings and assisted living facilities.
2	Includes loans secured by commercial real estate used or being constructed for use in a retail business, a majority of which are leased to unrelated retail tenants.

During the second quarter of 2020, C&F Bank assisted customers affected by the pandemic in a number of ways, including by offering PPP loans and offering payment deferrals to loan customers who experienced difficulty making payments as a result of the pandemic and the related economic disruption.  As of June 30, 2020, C&F Bank had originated over 1,200 PPP loans with an aggregate principal amount of $88.9 million.  Aggregate fees from the Small Business Administration of $3.8 million, net of direct costs, will be recognized in interest income over the life of the loans.

Loan modifications offered to assist customers during the pandemic were offered on balances that comprise 9 percent of the balance of total loans of the community banking segment.  These modifications included periods of interest-only payments and periods of complete payment deferral, which represented 39 percent and 61 percent, respectively, of the total modifications offered, based on loan balance.  Loans that were modified in response to the COVID-19 pandemic, including modifications offered to borrowers in the industries most sensitive to the impacts of the pandemic, are presented in the following table:

	6/30/2020
Dollars in thousands	Number of Loans	Balance
Health care	37	$33,178
Apartments	4	9,781
Commercial real estate - retail	15	9,577
Restaurants	5	3,596
Fitness centers and recreation	3	8,478
Hospitality	2	3,398
Other commercial	45	20,521
Consumer	89	6,385
	200	$94,914

Mortgage Banking Segment.  C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $2.3 million for the second quarter of 2020, compared to net income of $1.2 million for the second quarter of 2019. For the first six months of 2020, C&F Mortgage Corporation reported net income of $3.9 million, compared to net income of $1.7 million for the first six months of 2019.

The increase in net income of the mortgage banking segment for the second quarter and first six months of 2020 compared to the same periods in 2019 was due primarily to higher gains on sales of loans and mortgage banking fee income, resulting from record loan production, and higher fee income for providing mortgage origination functions to third parties, which were partially offset by higher compensation expense related to higher loan volume. Mortgage loan originations for the mortgage banking segment were $448.3 million and $708.6 million for the second quarter and first six months of 2020, respectively, compared to $246.9 million and $385.6 million for the second quarter and first six months of 2019, respectively.  Loan production for the second quarter and first six months of 2020 was the highest reported by the mortgage banking segment for any quarter and for the first six months of any calendar year in the Corporation’s history.  Lower interest rates on mortgage loans have contributed to an increase in volume in the broader mortgage industry in the first six months of 2020 compared to the same period in the prior year.  Mortgage loan originations for the mortgage banking segment during the second quarter of 2020 for refinancings and home purchases were $199.6 million and $248.7 million, respectively, compared to $32.1 million and $214.8 million, respectively, during the second quarter of 2019.  Mortgage loan originations for the mortgage banking segment during the first six months of 2020 for refinancings and home purchases were $335.4 million and $373.2 million, respectively, compared to $54.0 million and $331.6 million, respectively, during the first six months of 2019.

Consumer Finance Segment.  C&F Finance Company, which comprises the consumer finance segment, reported net income of $1.6 million for the second quarter of 2020, compared to net income of $1.9 million for the second quarter of 2019.  For the first six months of 2020, C&F Finance Company reported net income of $3.6 million, compared to net income of $3.2 million for the first six months of 2019.

Favorable factors affecting net income of the consumer finance segment for the second quarter and first six months of 2020 compared to the same periods in 2019 included a decrease in interest expense due to lower average cost of borrowings. Unfavorable factors affecting net income of the consumer finance segment for the second quarter and first six months of 2020 compared to the same periods in 2019 included lower interest income from loans, due primarily to lower average yields, and provision for loan losses in the second quarter and first six months of 2020 related to the COVID-19 pandemic and related economic disruption.  The average yield on loans for the second quarter and first six months of 2020 was lower compared to the same periods of 2019 due to continued competition in the non-prime automobile loan business and the consumer finance segment’s pursuing growth in higher quality, lower yielding loans, which include prime marine and recreational vehicle (RV) loans.

The annualized net charge-off ratio for the first six months of 2020 decreased to 1.99 percent from 3.15 percent for the first six months of 2019. The decline reflects a lower number of charge-offs during 2020 due to (1) improvement in loan performance and (2) C&F Finance Company offering a higher number of payment deferrals to borrowers impacted by the pandemic.  Improvement in loan performance has resulted from C&F Finance Company continuing to purchase higher quality loans as well as borrowers benefitting from the government’s stimulus measures in response to the pandemic.  C&F Finance Company offers payment deferrals at times to non-prime automobile borrowers as a management technique to achieve higher ultimate cash collections.  The average amount deferred on a monthly basis during the second quarter and first six months of 2020 were 5.58 percent and 4.05 percent of non-prime automobile loans outstanding, compared to 1.78 percent and 1.91 percent during the same periods in 2019.  At June 30, 2020, total delinquent loans, which does not include loans that have been granted a payment deferral, as a percentage of total loans was 2.05 percent, compared to 4.17 percent at December 31, 2019 and 3.49 percent at June 30, 2019. The allowance for loan losses was $22.6 million, or 7.52 percent of total loans at June 30, 2020, compared to $21.8 million, or 6.96 percent of total loans at December 31, 2019. The increase in the level of the allowance for loan losses as a percentage of total loans reflects losses that are probable as a result of the economic impacts of the COVID-19 pandemic as well as some lengthening of the loss confirmation period for loans that have received a payment deferral.  We anticipate that additional increases in the allowance for loan losses may be required in future periods.

Merger Related Expenses.  In the second quarter and first six months of 2020, the Corporation recorded merger related expenses of $439,000 ($347,000 after income taxes) and $1.4 million ($1.1 million after taxes), respectively, in connection with its acquisition of Peoples, of which $439,000 ($347,000 after income taxes) and $1.3 million ($1.0 million after income taxes) was allocated to the community banking segment and the remainder was recorded as a holding company expense in the second quarter and first six months of 2020, respectively. As of June 30, 2020, the Corporation has recorded aggregate merger related expenses of $2.1 million ($1.8 million after income taxes) and expects that any further merger related expenses incurred in future periods will not be significant to the Corporation as a whole.

Capital and Dividends.  The Corporation declared a quarterly cash dividend of 38 cents per share during the second quarter of 2020, which was paid on July 1, 2020.  This dividend represents a payout ratio of 37.0 percent of earnings per share for the second quarter of 2020.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

In May 2019, the Board of Directors authorized a program, effective June 1, 2019, to repurchase up to $5.0 million of the Corporation’s common stock through May 31, 2020.  The Corporation had made aggregate common stock repurchases of $2.1 million under the share repurchase program when the program expired on May 31, 2020.  The share repurchase program has not been renewed or extended at this time.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $30.28 per share on July 22, 2020.  At June 30, 2020, the book value of the Corporation was $50.10 per share and the tangible book value per share was $42.52.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures, below.

C&F Bank operates 30 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor and the Northern Neck region in Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, marine and RV loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include adjusted net income, adjusted earnings per share, adjusted ROE, adjusted ROA, tangible book value per share, and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provide meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of (1) items that do not reflect ongoing operating performance, including non-recurring gains or charges (2) balances of intangible assets, including goodwill, that vary significantly between institutions, and (3) tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.  Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, or which use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future financial performance, potential effects of the COVID-19 pandemic, including on asset quality, the allowance for loan losses, provision for loan losses and interest rates, future dividend payments, expected impacts of the Corporation’s acquisition of Peoples, strategic business initiatives and the anticipated effects thereof, including new facilities, lending under the PPP loan program, margin compression, technology initiatives, asset quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, and slowdowns in economic growth, especially related to further and sustained economic impacts of the COVID-19 pandemic,  including the steps the Corporation takes in response to COVID-19, the severity and duration of the pandemic, including whether there is a “second wave” as a result of loosening of government restrictions, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to C&F Bank, (5) the effect of the Economic Growth Regulatory Relief and Consumer Protection Act of 2018 (the Act) and changes in the effect of the Act due to issuance of interpretive regulatory guidance or enactment of corrective or supplemental legislation, (6) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (7) the value of securities held in the Corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the Corporation’s counterparties and the economy in general, (15) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (16) demand for financial services in the Corporation’s market area, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the Corporation’s technology initiatives and other strategic initiatives, (21) the Corporation’s branch consolidations, (22) cyber threats, attacks or events, (23) expansion of C&F Bank’s product offerings, (24) accounting principles, policies and guidelines, and elections by the Corporation thereunder, and (25) the ability of the Corporation and C&F Bank to realize the anticipated benefits of the acquisition of Peoples. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed with the SEC.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

Financial Condition	6/30/2020	12/31/2019	6/30/2019
	(unaudited)	*	(unaudited)
Interest-bearing deposits in other banks	$64,526	$144,285	$84,237
Investment securities - available for sale, at fair value	247,133	189,733	200,427
Loans held for sale, at fair value	180,137	90,500	89,185
Loans, net:
Community Banking segment	1,010,255	787,068	768,369
Mortgage Banking segment	4,590	4,044	2,932
Consumer Finance segment	278,051	291,206	285,633
Restricted stock, at cost	3,209	3,257	3,257
Total assets	1,983,204	1,657,432	1,567,996
Deposits	1,645,789	1,291,250	1,210,209
Repurchase agreements	22,648	16,360	16,844
Borrowings	68,688	144,810	144,792
Total equity	183,265	165,279	159,351

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*Derived from audited consolidated financial statements.

	For The		For The
	Quarter Ended		Six Months Ended
Results of Operations	6/30/2020	6/30/2019	6/30/2020	6/30/2019

	(unaudited)		(unaudited)
Interest income	$23,584	$24,276	$48,362	$47,227
Interest expense	3,330	3,651	7,505	6,955
Provision for loan losses:
Community Banking segment	1,400	110	2,400	110
Mortgage Banking segment	-	-	-	-
Consumer Finance segment	2,200	1,700	3,850	4,095
Noninterest income:
Gains on sales of loans	4,605	2,955	8,281	5,091
Other	7,223	5,247	10,295	10,214
Noninterest expenses:
Salaries and employee benefits	14,354	11,495	25,171	23,402
Other	9,438	8,054	18,706	15,824
Income tax expense	947	1,626	1,924	2,533
Net income	3,743	5,842	7,382	9,613
Net income attributable to C&F Financial Corporation	3,746	5,843	7,324	9,614
Earnings per share - basic and diluted	1.03	1.69	2.01	2.77

Fully-taxable equivalent (FTE) amounts[1]
Interest income on loans-FTE	22,235	22,328	45,162	43,254
Interest income on securities-FTE	1,466	1,519	2,881	3,116
Total interest income-FTE	23,753	24,429	48,693	47,541
Net interest income-FTE	20,423	20,778	41,188	40,586

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1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The		For The
	Quarter Ended		Six Months Ended
Segment Information	6/30/2020	6/30/2019	6/30/2020	6/30/2019

	(unaudited)		(unaudited)
Net Income (Loss):
Community Banking	$68	$3,071	$638	$5,361
Mortgage Banking	2,321	1,182	3,864	1,749
Consumer Finance	1,638	1,949	3,568	3,234
Other	(284)	(360)	(688)	(731)

Mortgage loan originations - Mortgage Banking	448,281	246,876	708,631	385,581
Mortgage loans sold - Mortgage Banking	395,494	193,726	621,532	338,291

Loans originated under the Paycheck Protection Program through June 30, 2020

	Number of Loans	Amount Advanced
Below $50	804	$15,837
At least $50 and below $250	334	35,740
At least $250 and below $500	49	16,697
$500 and greater	23	20,612
	1,210	$88,886

	For The		For The
	Quarter Ended		Six Months Ended
Average Balances	6/30/2020	6/30/2019	6/30/2020	6/30/2019

	(unaudited)		(unaudited)
Interest-bearing deposits in other banks	$100,728	$103,153	$145,098	$103,478
Investment securities - available for sale, at amortized cost	232,899	205,249	216,745	209,084
Loans held for sale, at fair value	137,263	58,457	103,259	43,009
Loans:
Community Banking segment	1,001,205	772,727	960,336	772,679
Mortgage Banking segment	4,876	3,449	4,673	3,456
Consumer Finance segment	301,555	303,749	305,836	299,972
Restricted stock, at cost	3,209	3,257	3,308	3,252
Total earning assets	1,781,735	1,450,041	1,739,255	1,434,930
Total assets	1,955,461	1,545,786	1,901,498	1,529,731

Time, checking and savings deposits	1,160,561	923,971	1,152,885	916,890
Borrowings	136,450	159,558	150,855	159,771
Total interest-bearing liabilities	1,297,011	1,083,529	1,303,740	1,076,661
Noninterest-bearing demand deposits	425,796	276,341	373,817	269,708
Total equity	178,110	155,055	177,017	153,297

Asset Quality	6/30/2020	12/31/2019	6/30/2019
	(unaudited)	*	(unaudited)
Community Banking
Loans, excluding purchased and affiliate loans	$900,774	$770,423	$744,318
Purchased performing loans[1]	114,548	26,422	33,868
Purchased credit impaired loans[1]	7,831	705	610
Total loans	$1,023,153	$797,550	$778,796

Total nonaccrual loans[2]	$1,734	$1,512	$991
Other real estate owned (OREO)[3]	1,103	1,103	268
Total nonperforming assets	$2,837	$2,615	$1,259

Accruing loans past due for 90 days or more	$291	$109	$389

Troubled debt restructurings (TDRs)[2]	$3,790	$4,353	$4,452

Allowance for loan losses (ALL)	$12,898	$10,482	$10,427
Nonperforming assets to loans and OREO	0.28%	0.33%	0.16%
ALL to total loans, excluding purchased credit impaired loans[4]	1.27%	1.32%	1.34%
ALL to total nonaccrual loans	743.83%	693.25%	1,052.17%
Annualized net (recoveries) charge-offs to average loans	(0.01)%	0.04%	0.01%

Mortgage Banking
Nonaccrual loans	$32	$372	$37
Total Loans	$5,188	$4,642	$3,530
ALL	$598	$598	$598
Nonperforming loans to total loans	0.62%	8.01%	1.05%
ALL to loans	11.53%	12.88%	16.94%

Consumer Finance
Nonaccrual loans	$369	$611	$305
Repossessed automobiles available for sale	$265	$410	$484
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$300,649	$312,999	$308,009
ALL	$22,598	$21,793	$22,376
Nonaccrual loans to total loans	0.12%	0.20%	0.10%
ALL to total loans	7.52%	6.96%	7.26%
Annualized net charge-offs to average total loans	1.99%	3.05%	3.15%

________________________

*	Derived from audited consolidated financial statements.
1	Acquired loans are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for purchased performing loans was $1.2 million at 6/30/20, $1.4 million at 12/31/19 and $1.7 million at 6/30/19. The remaining discount for purchased credit impaired loans was $6.2 million at 6/30/20, $5.6 million at 12/31/19 and $6.5 million at 6/30/19. The change in remaining discount since 12/31/19 is due primarily to the acquisition of Peoples.
2	Total nonaccrual loans include nonaccrual TDRs of $459,000 at 6/30/20, $254,000 at 12/31/19 and $259,000 at 6/30/19.
3	Includes $835,000 at both 6/30/20 and 12/31/19 related to the land and buildings of the Bellgrade branch, which was consolidated into a nearby branch in 2019.
4	The ratio of ALL to total loans, excluding purchased credit impaired loans, includes purchased performing loans and loans originated under the PPP for which no allowance for loan losses is required. The ratio of ALL to total loans excluding all purchased loans and loans originated under the PPP was 1.59 percent at 6/30/20, 1.36 percent at 12/31/19 and 1.40 percent at 6/30/19.

	For The		For The
	Quarter Ended		Six Months Ended
Other Performance Data	6/30/2020	6/30/2019	6/30/2020	6/30/2019

	(unaudited)		(unaudited)
Annualized return on average assets	0.77%	1.51%	0.78%	1.26%
Annualized return on average equity	8.41%	15.07%	8.34%	12.54%
Annualized net interest margin	4.61%	5.75%	4.76%	5.71%
Dividends declared per share	$0.38	$0.37	$0.76	$0.74
Weighted average shares outstanding - basic and diluted	3,647,707	3,463,277	3,646,161	3,473,875

Market Ratios	6/30/2020	12/31/2019
	(unaudited)	*
Market value per share	$33.25	$55.33
Book value per share	$50.10	$48.07
Price to book value ratio	0.66	1.15
Tangible book value per share[1]	$42.52	$43.61
Price to tangible book value ratio[1]	0.78	1.27
Price to earnings ratio (ttm)	7.08	10.13

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[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	6/30/2020	12/31/2019	Requirements[3]
	(unaudited)	*
C&F Financial Corporation[1]
Total capital (to risk-weighted assets)	13.7%	14.9%	8.0%
Tier 1 capital (to risk-weighted assets)	12.2%	13.6%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	10.5%	11.7%	4.5%
Tier 1 capital (to average assets)	9.6%	11.1%	4.0%

C&F Bank[2]
Total capital (to risk-weighted assets)	13.5%	14.0%	8.0%
Tier 1 capital (to risk-weighted assets)	12.3%	12.8%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	12.3%	12.8%	4.5%
Tier 1 capital (to average assets)	9.6%	10.3%	4.0%

________________________

*	Derived from audited consolidated financial statements.
[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at June 30, 2020 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2019 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(dollars in thousands, except for per share data)

	For The		For The
	Quarter Ended		Six Months Ended
	6/30/2020	6/30/2019	6/30/2020	6/30/2019

Adjusted Net Income and Earnings Per Share	(unaudited)		(unaudited)
Net income, as reported	$3,743	$5,842	$7,382	$9,613
Merger related expenses[1]	347	-	1,132	-
Branch consolidation[1]	222	-	222	-
Change in tax law	(303)	-	(303)	-
Adjusted net income	$4,009	$5,842	$8,433	$9,613

Weighted average shares - basic and diluted	3,647,707	3,463,277	3,646,161	3,473,875

Earnings per share - basic and diluted, as reported	$1.03	$1.69	$2.01	$2.77
Merger related expenses	0.10	-	0.31	-
Branch consolidation	0.06	-	0.06	-
Change in tax law	(0.08)	-	(0.08)	-
Adjusted earnings per share - basic and diluted	$1.11	$1.69	$2.30	$2.77

Adjusted Return on Average Equity (ROE)
Average total equity, as reported	$178,110	$155,055	$177,017	$153,297

Annualized ROE, as reported	8.41%	15.07%	8.34%	12.54%
Adjusted annualized ROE	9.00%	15.07%	9.53%	12.54%

Adjusted Return on Average Assets (ROA)
Average assets, as reported	$1,955,461	$1,545,786	$1,901,498	$1,529,731

Annualized ROA, as reported	0.77%	1.51%	0.78%	1.26%
Adjusted annualized ROA	0.82%	1.51%	0.89%	1.26%

Fully Taxable Equivalent Net Interest Income[2]
Interest income on loans	$22,204	$22,323	$45,101	$43,243
FTE adjustment	31	5	61	11
FTE interest income on loans	$22,235	$22,328	$45,162	$43,254

Interest income on securities	$1,328	$1,371	$2,611	$2,813
FTE adjustment	138	148	270	303
FTE interest income on securities	$1,466	$1,519	$2,881	$3,116

Total interest income	$23,584	$24,276	$48,362	$47,227
FTE adjustment	169	153	331	314
FTE interest income	$23,753	$24,429	$48,693	$47,541

Net interest income	$20,254	$20,625	$40,857	$40,272
FTE adjustment	169	153	331	314
FTE net interest income	$20,423	$20,778	$41,188	$40,586

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1	Merger related expenses are net of related income taxes of $92,000 and $264,000 for the three and six months ended June 30, 2020, respectively. Branch consolidation charges are net of related income taxes of $59,000 for both the three and six months ended June 30, 2020.
2	Assuming a tax rate of 21%.

	6/30/2020	12/31/2019
Tangible Book Value Per Share	(unaudited)	*
Equity attributable to C&F Financial Corporation	$182,726	$164,798
Less goodwill	25,191	14,425
Less other intangible assets	2,457	912
Tangible equity attributable to C&F Financial Corporation	$155,078	$149,461

Shares outstanding	3,647,447	3,438,126

Book value per share	$50.10	$48.07
Tangible book value per share	$42.52	$43.61

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*	Derived from audited consolidated financial statements.